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              INDEPENDENT AUDITORS' REPORT ON SCHEDULE AND CONSENT

The Board of Directors and Stockholders
BioSource International, Inc.

The audits referred to in our report dated February 20, 1997 included the related financial statement schedule for each of the years in the three-year period ended December 31, 1996, included in the registration statement of BioSource International, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statement (No. 333-05391) on Form S-3 and the registration statements (Nos. 33-65562, 33-91838) on Form S-8 of BioSource International, Inc. of our report dated February 20, 1997, relating to the consolidated balance sheets of BioSource International, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of BioSource International, Inc.

                                        KPMG Peat Marwick LLP

Los Angeles, California
April 10, 1997